EXHIBIT 10.21
T-MOBILE USA, INC.
2011 LONG-TERM INCENTIVE PLAN
ARTICLE 1
INTRODUCTION
1.1     Purpose. The purpose of this T-Mobile USA, Inc. (the “Company”) 2011 Long-Term Incentive Plan (the “Plan”) is to promote the success of the Company by:

(a)	Driving the maximum performance and value of the U.S. business;

(b)	Attracting, motivating and retaining superior executive and other talent; and

(c)	Providing rewards for achieving specified performance measures and for achieving an increased value of the Company.
1.2     ERISA Status. The Plan is an incentive payment program that generally pays cash to Participants while they are still employed with the Company. The Plan is neither a welfare plan nor a pension plan and thus is not governed by the Employee Retirement Income Security Act of 1974, as amended (ERISA).
ARTICLE 2
DEFINITIONS
For purposes of the Plan, the following definitions shall apply:
2.1    Affiliate means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with a named organization, or any entity in which the named organization holds a controlling interest, whether through the ownership of voting securities, member interests, by contract or otherwise. For this purpose, “control” shall be deemed to exist when more than 50% of the voting power for the election of the directors (or similar governing body) of the entity or of the capital stock (or other equity interests) of the entity is owned, directly or indirectly, by another person, or other entity.
2.2    Award means the incentive opportunity granted to a Participant for a Performance Period, under the terms of the Plan, the relevant Statement of Performance Measures and Performance Targets and the corresponding Notice of LTIP Award and may include a Supplemental Award. Each Award will contain a target incentive opportunity which will be a percentage of Total Targeted Cash. This percentage may be different for each Participant.
2.3    Board means the Board of Directors of the Company.

2.4    Cause means any one or more of the following: (a) the Participant’s gross neglect or willful material breach of the Participant’s principal employment responsibilities or duties; (b) a final judicial adjudication that the Participant is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse affect on the Company or any of its Affiliates); (c) the Participant’s breach of any non-competition or confidentiality covenant between the Participant and the Company or any Affiliate of the Company; (d) fraudulent conduct as determined by a court of competent jurisdiction in the course of the Participant’s employment with the Company or any of its Affiliates; or (e) the material breach by the Participant of any other obligation which continues uncured for a period of thirty (30) days after notice thereof by the Company or any of its Affiliates.
2.5    CEO means the Chief Executive Officer of the Company (or, if there is no officer with such a title, the most senior officer of the Company).
2.6    Change in Control means the occurrence of any of the following transactions or events (whether voluntary or involuntary and whether as the result of one transaction or event or two or more related or unrelated transactions or events):

(a)
Parent and its Affiliates cease to, in the aggregate, (i) be the “beneficial owners” (as such term is used in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, whether or not applicable) and record owners of more than 50% of both the voting power for the election of directors (or similar governing body) of the Company and the outstanding capital stock (or other equity interests) of the Company, or (ii) otherwise have the power to direct the management and policies of the Company, whether through the ownership of capital stock or voting power, by contract or otherwise, except that no Change in Control will be deemed to have occurred under this clause (ii) as a result of customary rights granted in any indenture, credit agreement or other agreement for borrowed money unless and until there has been a default under the terms of that agreement and the trustee or lender exercises the rights granted therein;

(b)
the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Company’s assets to any individual or entity (other than Parent or Affiliates of Parent); or

(c)
the Company, directly or indirectly, consolidates with, or merges with or into, another entity (other than Parent or an Affiliate of Parent), or any entity (other than Parent or an Affiliate of Parent), directly or indirectly, consolidates with, or merges with or into, the Company, and pursuant to such transaction (or transactions) the voting power or outstanding capital stock of the Company is converted into or exchanged for cash, securities or other property (but excluding a transaction (or transactions) where Parent or Affiliates of Parent, in the aggregate, are the record and beneficial owners (as such term is defined in subsection (a) above) of more than 50% of both the voting power for the election of directors (or similar governing body) and the capital stock (or other equity interest) of the surviving or transferee entity).
2.7    Code means the Internal Revenue Code of 1986, as amended.
2.8    Committee means the compensation committee of the Board (or any other group) appointed by the Board to administer the Plan. In the event a committee or other group is not appointed to administer the Plan, the appointment is rescinded or the committee or other group is disbanded, “Committee” shall mean the Board.
2.9    Company means T-Mobile USA, Inc. and, except where otherwise herein provided, its successors and assigns, or any other corporation or business organization that, with the consent of T-Mobile USA, Inc. or its successors or assigns, assumes the Company’s obligations hereunder.
2.10    Disability and its derivations, such as Disabled, means those or similar terms under the Company's long-term disability program.
2.11    Effective Date means the effective date of the Plan, which shall be January 1, 2011.
2.12    Eligible Employee means with respect to any Performance Period an employee of the Company who is employed in an eligible position as approved by the Compensation Committee on or before September 30 of the first year of the Performance Period.
2.13    Expatriate Employee means for purposes of the Plan, an employee of Parent or an Affiliate of Parent other than the Company, who becomes an employee of the Company pursuant to an assignment letter agreement between an employee and the Company which sets forth the terms of an assignment.
2.14    Good Reason means the occurrence of any of the following after a Change in Control without the Participant’s express, written consent:
(a)    a material diminution in the Participant’s base compensation from that provided immediately prior to such Change in Control;
(b)    a material diminution in the Participant’s authority, duties or responsibilities, relative to the Participant’s authority, duties or responsibilities as in effect immediately prior to such Change in Control;
(c)    a material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report (including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the Company's board of directors) relative to the authority, duties or responsibilities of the Participant’s supervisor as in effect immediately prior to such Change in Control;

(d)    a material diminution in the budget over which the Participant retains authority relative to budget over which the Participant had authority immediately prior to such Change in Control;
(e)    a change of 50 miles or greater in the principal geographic location at which the Participant must perform services relative to the principal geographic location at which the Participant was required to perform services immediately prior to such Change in Control;
(f)    any other action or inaction that constitutes a material breach by the Company or the successor company, as applicable, of any agreement under which the Participant provides services to the Company or the successor company, as applicable.
2.15    MTIP means the Parent's Mid-Term Incentive Plan of 2004 or applicable successor plan.
2.16    Notice of LTIP Award means the written notification issued by the Committee or CEO (or their designees) to a Participant informing him or her of an Award granted to him or her under the Plan. The Notice of LTIP Award describes the amount of the target Award (or the formula pursuant to which such amount shall be determined), the Performance Measures to be achieved, and any other terms and conditions to earning a payment under the Award that are additional to those described in the Plan.
2.17    Parent means Deutsche Telekom AG, an aktiengesellschaft, organized and existing under the laws of the Federal Republic of Germany.
2.18    Participant means an Eligible Employee designated as a Participant in the Plan in accordance with the provisions of Article 3.
2.19    Performance Measures means the specific performance measure or measures established by the Committee for any Performance Period (or calendar year therein), which are set forth in the Statement of Performance Measures and Performance Targets for each Performance Period. Performance Measures may consist of financial as well as nonfinancial measures tied to the Company’s business and may be weighted.
2.20    Performance Period means a three-year period (or in the case of a Supplemental Award, a two year period), commencing on January 1 of any given calendar year and ending on December 31 of the third year thereafter (or in the case of a Supplemental Award, the second year thereafter).
2.21    Performance Targets means the levels of performance defined for each Performance Measure. Performance Targets will be set for each Performance Period. In addition, separate Performance Targets may be set for each calendar year within a Performance Period and may vary by calendar year. References to “at target” means 100% of target.

2.22    Plan means this T-Mobile USA, Inc. 2011 Long-Term Incentive Plan as set forth herein, together with any amendments hereto.
2.23    Statement of Performance Measures and Performance Targets means the Statement of Performance Measures and Performance Targets for each Performance Period, which will set forth the applicable Performance Measures and Performance Targets for such Performance Period.
2.24     Supplemental Award means an Award that is specifically designated as a Supplemental Award and that has a Performance Period of two years.
2.25    Total Targeted Cash means base salary plus target annual bonus (or base salary plus target at risk opportunity for applicable sales positions), other than the incentive payable pursuant to this Plan or the Phantom Share Plan, as of the first date in the first year an employee is or becomes eligible during a Performance Period.
2.26    Vesting means earning the right to receive payments under an Award.
(a)    Cliff Vesting is a type of vesting that occurs entirely at a specified time rather than gradually. In the case of the Plan, Cliff Vesting applies only to Awards with three-year Performance Periods and occurs at the end of the applicable three-year Performance Period.
(b)    Tranche Vesting is a type of vesting that occurs over specified periods of time. In the case of the Plan, Tranche Vesting occurs at the end of each performance years in the applicable Performance Period (annually).
ARTICLE 3
PARTICIPATION
3.1    Participation.

(a)	For each Performance Period, the Committee will:

(i)	determine the applicable Performance Measures and Performance Targets and any other terms and conditions relating to the Awards to be granted for such Performance Period; and

(ii)
determine whether the CEO, any Senior Vice President (or above) of the Company who reports directly to the CEO and any other Eligible Employee the Committee chooses will be a Participant in the Plan with respect to any Performance Period and, if so, the target incentive amount for each such Participant under his or her Award for such Performance Period and any terms and conditions of the Award that are additional to those herein for such Participant.

(b)
For each Performance Period, the Committee may also determine the percentage of Total Targeted Cash that will be used to determine the target incentive amount under Awards to be granted for such Performance Period for a particular Participant or group of Participants (the Committee may establish different percentages for different Participants or groups of Participants).

(c)
For each Performance Period, the CEO will decide in his or her sole discretion whether an Eligible Employee (other than those as determined by the Committee in Section 3.1 (a)(ii)) will be a Participant in the Plan with respect to such Performance Period and, subject to Section 3.1(b), the target incentive opportunity provided under the Award granted to any such Participant for such Performance Period.

(d)
Notwithstanding Sections 3.1(a), (b) and (c), (i) no Award for any Performance Period shall be made to an Eligible Employee after September 30 in the first year of such Performance Period, and (ii) any Eligible Employee who becomes a Participant with respect to any Performance Period during the period of July 1 through September 30 in the first calendar year of such Performance Period shall have the target incentive opportunity under his or her Award for such Performance Period prorated at 83.33% (75.00% in the case of a Supplemental Award) of what such target incentive opportunity would have been had the employee become a Participant prior to July 1 in that year

(e)	Each Eligible Employee who is designated as a Participant in the Plan for an applicable Performance Period, if any, will receive a Notice of LTIP Award.

(f)
The Committee or the CEO, as applicable, in its or his or her sole discretion, may reduce (including to zero) the amount that can be earned under an Award in the event a Participant is demoted after receiving a Notice of LTIP Award; provided, however, that no reduction shall deprive a Participant of any amounts that have been earned under an Award prior to the date of the reduction by satisfying the requirements of Article 4, the terms and conditions stated in his or her Notice of LTIP Award (prior to such reduction) and the Statement of Performance Measures and Performance Targets, and, as applicable, the requirements of Section 10.2 and all other applicable requirements.

3.2    Notice of LTIP Award. The Committee, or CEO, as applicable, subject to Section 3.1, will decide, in his, her or its sole discretion, the terms additional to those set forth herein that will be set forth in each Notice of LTIP Award including, without limitation, any conditions to receipt of any payment under an Award with respect to any Performance Measures or Performance Targets that are in addition to those described in this Plan; provided however, the CEO may not modify any terms, including Performance Measures or Performance Targets which have been set by the Committee. The terms of a Notice of LTIP Award may be different for each Participant in the Plan.
3.3    Participation by Expatriates. Expatriate Employees who are Eligible Employees and are Participants under Section 3.1(c) may participate in the Plan, subject to the terms of the Plan and the following additional requirements:

(a)
If an Expatriate Employee is a participant in the MTIP, then the target incentive opportunity under such employee’s Award under the Plan shall not exceed the difference between (i) the target incentive amount under a typical Award for similar positions and situations for non-Expatriate Employees under the Plan, and (ii) the target value of such employee’s MTIP grant.

(b)
If, during any calendar year of a Performance Period an Expatriate Employee Participant is transferred from the Company to Parent or an Affiliate of Parent, then notwithstanding any provision to the contrary, the Expatriate Employee will be eligible to receive a prorated portion of any amount earned under the Award pursuant to the proration schedule below, for the calendar year of the Performance Period in which the transfer occurs, payable in accordance with Article 5, provided that the Expatriate Employee is employed by Parent or Affiliate of Parent on the date of payment of the Award and provided further that all other conditions of the Plan have been met by the Expatriate Employee.

Last Month at Company in a calendar year of a Performance Period	Proration Factor for Transfers
January	8.3%
February	16.7%
March	25%
April	33.3%
May	41.7%
June	50%
July	58.3%
August	66.7%
September	75%
October	83.3%
November	91.7%
December	100%

In the event an Expatriate Employee Participant is employed for a full calendar year of a Performance Period and is transferred to Parent or an Affiliate of Parent in the subsequent year of the Performance Period prior to the date of payment under the Award, the Award will not be forfeited under Section 4.5 and the Expatriate Employee will be eligible to receive a payment of any amount under the Award for the calendar year of the Performance Period in which such amount is earned, payable in accordance with Article 5, provided that the Expatriate Employee is employed by Parent or Affiliate of Parent on the date of payment of the Award and provided further that all other conditions of the Plan have been met by the Expatriate Employee.

Payment of the Award shall be in accordance with all applicable legal requirements including but not limited to requirements pertaining to taxes, deductions and withholdings.

ARTICLE 4
EARNING AMOUNTS UNDER AWARDS
4.1    Award Schedule.
(a)An Award (other than the Supplemental Award) may be earned according to the following schedule:
(i)    Tranche Vesting

•	1/6 of the Award for the first calendar year of the applicable Performance Period (Tranche Vesting);

•	1/6 of the Award for the second calendar year of the applicable Performance Period (Tranche Vesting); and

•	1/6 of the Award for the third calendar year of the applicable Performance Period (Tranche Vesting).
(ii)    Cliff Vesting

•	3/6 of the Award for the applicable Performance Period in the third calendar year of the applicable Performance Period (Cliff Vesting).
(b)A Supplemental Award may be earned according to the following schedule:

•	1/3 of the Supplemental Award for the first calendar year of the applicable Performance Period (Tranche Vesting); and

•	2/3 of the Supplemental Award for the second calendar year of the applicable Performance Period. (Tranche Vesting)
4.2    Conditions for Earning Awards. Amounts are not earned under an Award unless and until all conditions stated in this Plan, in the Statement of Performance Measures and Performance Targets and in the Participant’s applicable Notice of LTIP Award have been satisfied. The issuing of a Notice of LTIP Award is not a guarantee of payment and does not signify that a Participant has earned any amount under the Award covered by that Notice of LTIP Award. Except as otherwise provided in Section 10.2, a Participant is considered to have earned an amount under the Award identified in his or her applicable Notice of LTIP Award with respect to any Performance Measures only if:

(a)
the Committee determines that the applicable Performance Measures are achieved, and at which Performance Target they have been achieved. The Committee will make a determination of the achievement of each Performance Measures following the end of each calendar year during each Performance Period and will do so based on supporting documentation that it determines is appropriate. The Committee will make its determination in writing (including a facsimile or electronic mail communication). Such written communication may be provided by an authorized designee of the Committee;

(b)
the Participant remains continuously employed as an Eligible Employee of the Company from the date on which the Award is granted through the date on which such amount is paid to the Participant, such continued employment being considered necessary to the Company’s successful operations and the earning of an amount under the Award;

(c)
the Participant actively provides employment services to the Company for at least two-thirds of the number of business days during the applicable calendar year (or applicable part thereof) of the Performance Period. A Participant on a leave of absence, other than a legally protected leave of absence, whether paid or unpaid, approved or not approved, shall not be considered to be actively providing services to the Company while on such leave or absence. The Committee or CEO, as applicable, in its or his or her sole discretion, will determine the extent, if any, to which a Participant has been actively providing employment services to the Company during any calendar year during a Performance Period;

(d)
at all times during the Performance Period and thereafter until the date all amounts earned under the Award are paid to the Participant, or such later date as may be specified in this Plan, the Participant:

(i)
has materially complied with all Company policies and procedures and all agreements between the Participant and the Company or any Affiliate (including, without limitation, nondisclosure, noncompetition, nonsolicitation agreements and the requirements of Sections 11.5 and 11.6);

(ii)	has not committed gross neglect or a willful material breach of his or her principal employment responsibilities or duties to the Company;

(iii)
has not been found guilty of a felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse affect on the Company or any Affiliate) in a final judicial adjudication; and

(iv)	has not committed fraud in the course of the Participant’s employment with the Company, nor materially breached any other obligation to the Company or any Affiliate.
A Participant who fails to satisfy any one or more of the conditions set forth above in this Section 4.2(d) for earning amounts under the Award shall automatically have the Award identified in his or her then outstanding Notices of LTIP Award permanently cancelled without any further payments under such Award. Furthermore, the Company will be entitled to a return of any amounts previously paid under the Award with respect to which any of the conditions were not satisfied.
(e)    the Participant is in good standing;

(f)	the Participant has achieved or exceeded expectations for the applicable calendar year of the Performance Period;

(g)	the Participant has satisfied all terms and conditions stated in the Notice of LTIP Award issued to him or her;

(h)	the Participant has successfully completed the Retail Training Program in effect for the applicable calendar year of the Performance Period; and

(i)	if requested by the Committee or CEO, the Participant has certified in writing to the Committee or CEO that he or she has satisfied each of the above conditions.
4.3     Maximum Payout Opportunity. In any calendar year of a Performance Period covered by an Award, the Participant will have the ability to earn up to 250% of the target incentive opportunity under such Award for such calendar year based on the level of achievement of the Performance Measures set forth in the Statement of Performance Measures and Performance Targets applicable to such Award for such calendar year; provided, however, the Participant may earn an amount in excess of 150% of the target incentive opportunity for any calendar year only if each of the financial Performance Measures for the applicable calendar year are achieved at 100% or greater.
4.4    Return of Payouts. Except for a failure to meet the conditions set forth in 4.2(d), in no event will a Participant have to return to the Company in a subsequent year any amount that has been earned in a prior year under an Award.
4.5    Forfeiture. Any portion of an Award that has not been earned at the end of the applicable Performance Period will be forfeited. Except as otherwise provided in this Plan, if the Participant ceases to be employed by the Company at any time prior to any portion of an Award becoming earned, any portion of the Award that has not been earned as of the date of such termination of employment will be immediately, and without further action, forfeited.

4.6    Termination of Employment. Except to the extent required under Section 3.3 or Section 10.2, a Participant whose employment with the Company terminates for any or no reason, including, without limitation, voluntary resignation, or termination with or without Cause, shall thereafter not be entitled to any further payments under any Award.
4.7    Termination Due to Death or Disability.

(a)
Death. Notwithstanding any provision to the contrary in this Plan, if a Participant's employment with the Company terminates due to his or her death, an amount equal to the amount of any payment(s) the Participant would have received pursuant to Section 5.1(a) for the calendar year in which he dies under his or her Award(s) had his employment with the Company actually continued through the date of payment shall be paid in cash to the Participant's estate within the time frame set forth in Section 5.1(a)(ii).

(b)    Disability. Notwithstanding any provision to the contrary in this Plan, if a Participant's employment with the Company terminates due to his or her Disability, the Participant shall be entitled to receive an amount equal to the amount of any payment(s) he would have received pursuant to Section 5.1(a) for the calendar year in which he becomes Disabled under his or her Award(s) had his employment with the Company actually continued through the date of payment. Payment of this amount, if any, shall be made in cash to the Participant within the time frame set forth in Section 5.1(a)(ii).

ARTICLE 5
PAYMENTS UNDER AWARDS
5.1    Payments Under Award.
(a)    After the end of each calendar year during an applicable Performance Period:
(i)    the Committee will determine the level of the Performance Targets achieved by the Company as of the end of such calendar year and the corresponding amount earned, if any, under the Award pursuant to the Statement of Performance Measures and Performance Targets and Article 4.
(ii)     the Company will pay to each Participant an amount equal to the amount determined under Section 5.1(a)(i) less applicable taxes and withholdings, as soon as practicable but in any event no later than March 15 of the calendar year immediately following the year in which the payment was earned. Payment shall be made in cash, provided however, that the Compensation Committee may, in its sole discretion determine other forms of payment.
(b)    Notwithstanding the foregoing, the payout under an Award for any calendar year shall not be less than 50% of the target incentive opportunity amount under such Award payable for the applicable calendar year regardless of actual performance and achievement of Targets.
5.2    Treatment of Awards. Amounts earned under Awards will be included in earnings for the purpose of calculating 401(k) plan benefits and for purposes of any other employee benefit plans unless specifically prohibited by the provisions of a particular plan document.
ARTICLE 6
UNFUNDED PLAN
6.1    Unfunded Benefits. The amounts payable to or with respect to a Participant under this Plan for a year are to be paid strictly from the general assets of the Company. All amounts payable under the Awards granted under this Plan are mere unfunded, unsecured liabilities of the Company.
6.2    Nontransferability. Neither the Awards, nor any amounts that may be earned under the Awards, may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner.
ARTICLE 7
ADMINISTRATION
7.1    Authority of Committee. Except as otherwise specifically provided herein, the Committee shall be solely responsible for and control the operation and administration of the Plan and shall have the power and authority, in its sole and absolute discretion, to take all action and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, sole discretion, and responsibility to:

(a)
resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of the Participants and their Awards, and to remedy any ambiguities, inconsistencies, or omissions in the Plan, and generally direct the administration of the Plan. The Committee’s reasonable determination in all matters under the Plan shall be conclusive and binding for all purposes and upon all persons;

(b)	adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan;

(c)	implement the Plan in accordance with its terms and the rules and regulations adopted as above;

(d)	make determinations regarding the Awards and payment(s) thereunder under the Plan; and

(e)
appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons; and

(f)    make a determination that a change in the business operations, corporate structure or capital structure of the Company, the manner in which it conducts business or other events or circumstances render the Performance Measures or Targets unsuitable and may modify such Performance Measures or the related Performance Targets in whole or in part.
7.2    Delegation. The Committee shall have the power and authority to delegate from time to time all or any part of its duties, powers, or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and to revoke any such delegation of duties, powers, or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers, or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. Further, the Committee may authorize one or more persons to issue any Notice of LTIP Award on behalf of the Company. In such event any person notified by the Committee of such authorization shall be entitled to accept and conclusively rely upon any notice, agreement, certificate or document received from such person or committee as representing action by the Committee on behalf of the Company until such third person or committee shall have been notified of the revocation of such authority.

ARTICLE 8
AMENDMENT
8.1    Right To Amend. The Company or Committee may amend the Plan and any Notice of LTIP Award, by written instrument from the Company or Committee, at any time and with respect to any provisions hereof or thereof, and all parties hereto or thereto or claiming any interest hereunder or thereunder shall be bound by such amendment and any such amendment may apply to Notices of LTIP Award that are outstanding when the amendment is adopted as well as to Notices of LTIP Award issued subsequent to the amendment; provided, however, that no such amendment shall deprive a Participant of any amounts that have been earned under an Award prior to the date of the amendment by satisfying the requirements of Article 4, the terms and conditions stated in his or her Notice of LTIP Award and the Statement of Performance Measures and Performance Targets, and, as applicable, the requirements of Section 10.2 and all other applicable requirements. A Participant’s continued employment with the Company after the date of any such amendments shall constitute acceptance of the terms and conditions of any such amendments.
ARTICLE 9
TERMINATION
9.1    Right to Terminate Plan or Notice of LTIP Award. The Company or Committee may terminate the Plan or any Notice of LTIP Award at any time for any or no reason. Termination of the Plan or any Notice of LTIP Award shall not deprive a Participant of any amounts that have been earned under an Award prior to the date the Plan or Notice of LTIP Award was terminated by satisfying the requirements of Article 4, the terms and conditions stated in his or her Notice of LTIP Award and Statement of Performance Measures and Performance Targets, and, as applicable, the requirements of Section 10.2 and all other applicable requirements.
ARTICLE 10
CHANGE IN CONTROL
10.1    Successor Obligation. As part of any Change in Control, the successor company shall be obligated and, as a condition of closing, caused to assume the obligations under this Plan which survive termination of the Plan and to perform the obligations hereunder which assumption shall be evidenced by an agreement in writing.
10.2    Change in Control. Notwithstanding any other provision of this Plan, upon a Change in Control, each outstanding Award shall be cancelled, the Performance Period related thereto shall be terminated and a Participant who is employed by the Company immediately prior to the Change in Control shall be treated as earning for the calendar year in which the Change in Control occurs (a) a payment at target (100%) for the Tranche Vesting portion of each Award and Supplemental Award that would have vested at the end of such year, and (b) an additional payment at target (100%) for the Cliff Vesting portion of each Award prorated by the ratio of the number of days in the Performance Period preceding the date of the Change in Control to the total number of days in the Performance Period. Payment pursuant to this Section 10.2 shall be made within 60 days following the Change in Control.
ARTICLE 11
MISCELLANEOUS
11.1    Limitations on Liability. Neither the establishment of the Plan or any modification thereof, nor the payment of any Award under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Company, its Parent or any Affiliate thereof, except as specifically provided herein or as otherwise provided by law. In no event shall the Committee, the Board, any employee, officer, director, representative or stockholder of the Company, its Parent or of any Affiliate thereof, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions.

11.2    Tax Cap/Golden Parachute. In the event any amount payable to a Participant hereunder constitutes a “parachute payment” under Section 280G of the Code, the amount payable under the Award to such Participant shall be either (a) paid in full, or (b) paid to such lesser extent as would result in no portion of such amount being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by the Participant, on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such payment amount may be taxable under Section 4999 of the Code. Unless the Company and the Participant otherwise agree in writing, all determinations required to be made under this Section 11.2, including the manner and amount of any reduction in the Participant’s payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment (the “Accounting Firm”). For purposes of making the calculations required by this Section 11.2, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this Section 11.2. The Accounting Firm shall provide its written report to the Committee and the Participant which shall include information regarding methodology. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this Section 11.2.
11.3    Construction. If any provision of the Plan is held to be illegal, void, or inoperative, such determination shall not affect the remaining provisions of the Plan. Such provision shall be fully severable, and the Plan shall be construed and enforced as if said illegal, invalid or inoperative provision had never been included herein. The foregoing shall not be construed to limit the ability of the Company or the Committee to administer, amend or terminate the Plan pursuant to Sections 7.1 and 9.1. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded cash incentive payment plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Company which right is greater than the rights of a general unsecured creditor of the Company.
11.4    Limitation of Rights. Neither the establishment of this Plan, nor any amendment or modifications of this Plan, nor the granting of any Award, nor the issuance of any Notice of LTIP Award, nor the payment of any amount under any Award shall be construed as an employment contract, or as giving to any employee any right to be employed by the Company on other than an at-will basis or to be employed with a specific title or in a specific position at the Company, or as modifying the terms of any employment contract (if any) between an employee and the Company.
11.5    Confidentiality. Participants shall keep confidential and shall not share with anyone the Performance Measures or Performance Targets set with respect to any Notice of LTIP Award issued, and the Company’s achievement, failure to achieve or progress towards achieving a Performance Goal, all of which are part of the Company’s proprietary corporate information.
11.6    Covenant Not to Compete and Not to Solicit. Participant shall not, during the term of Participant’s employment with Company and for a period of one year immediately following the termination of such employment for any reason whatsoever (the “Restricted Period”), either directly or indirectly, with or without compensation, individually or as an employee, broker, agent, consultant, contractor, advisor, solicitor, greater than 5% stockholder, trust beneficiary, proprietor, partner, or person interested in, affiliated with or rendering services to any other entity (a) engage in, provide or offer to provide, or assist anyone in providing, services to or for a Competitor; (b) consult with, act as agent for, or otherwise assist any competitor to compete or prepare to compete with Company (c) take any action to divert from Company any opportunity within the scope of its then business; (d) solicit, hire or otherwise engage any person employed by Company to perform services for Participant or any other person; or (e) solicit, divert, or in any manner persuade or attempt to persuade any Company customer or supplier to discontinue its relationship with Company. For purposes of this paragraph, “Competitor” shall mean any person or entity in a business that provides a product or service that is substantially the same as or similar to any products or services which are, during Participant’s employment with Company either (i) developed marketed or otherwise commercially exploited by Company or (ii) actually or demonstrably anticipated to be developed, marketed, or commercially exploited by Company. The covenants in this paragraph shall be limited to the geographical areas where the Company offers services. Participant acknowledges that the covenants in the above paragraph are reasonable in scope, area and duration and are necessary to further Company’s legitimate interests. Participant represents that he or she has sufficient alternative means of support so that observing these covenants will not prevent Participant from earning a livelihood or supporting dependents. Nothing herein shall be deemed to limit, invalidate or amend any covenant not to compete, restrictive covenant or agreement not to solicit which has been previously agreed to by Participant. The requirements under this section 11.6 pertaining to the covenant not to complete shall not be deemed applicable to employees who are based in California and are California residents.
11.7    Arbitration. The Company and each Participant shall make a good faith attempt to resolve any and all claims and disputes in accordance with any dispute resolution adopted by the Company before resorting to any other dispute resolution procedure. If the claim or dispute is not resolved in that manner and involves any rights or obligations under this Plan other than those under Sections 11.5 and 11.6 then the claim or dispute will be determined by arbitration in accordance with the then-current American Arbitration Association (“AAA”) national rules for the resolution of employment disputes by arbitration, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of employee compensation matters. If the Company and the Participant cannot agree on an arbitrator, then the arbitrator will be selected by the AAA applying the criteria in this provision. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which, any dispute is subject to the dispute resolution provisions of this Section 11.7. The arbitrator may award only relief at law contemplated under this Plan and the arbitrator may not award incidental, consequential or punitive damages, attorney’s fees or any form or equitable relief, to either party. The arbitrator must base the arbitration award on the provisions of this Section 11.7 and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration. The arbitrator’s fees will be paid in equal portions by the Company and the Participant, unless the Company agrees to pay all such fees. Nothing herein shall be deemed to bar or limit the Company’s right to bring legal action or seek equitable relief in the courts for Participant’s violation or alleged violation of Sections 11.5 or 11.6.
11.8    Venue. Any arbitration, legal or equitable action or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Plan or any provision hereof, shall exclusively be filed and adjudicated in King County, Washington and no other venue.
11.9    Applicable Law. The Plan and all claims relating to the Awards under the Plan shall be interpreted, construed, administered and reformed pursuant to the law of contracts of the state of Washington.
11.10    Headings. The section headings appearing in this Plan shall not be deemed to govern, limit, modify, or in any way affect, the scope, meaning or intent of this Plan.
11.11    Compliance with Section 409A of the Code. The Company intends that this Plan and the payments provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Plan, the Company intends that this Plan and any payments hereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A so that the income inclusion provisions of Code Section 409A (a) (1) do not apply to the Participants. Notwithstanding anything herein to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with such intentions, and the Plan will be deemed to be amended, and any deferrals and distribution elections hereunder shall be deemed to be modified, to the extent the Committee determines to be necessary and effective to comply with the requirements of Code Section 409A and to avoid or mitigate the imposition of additional taxes under Code Section 409A(a)(1)(B)(i), while preserving to the maximum extent possible the essential economics of the Participants' rights under the Plan; provided, however, that in no event shall the Company, Parent or any of their Affiliates be liable for any additional tax, interest or penalty that may be imposed on a Participant by Code Section 409A or damages for failing to comply with, or be exempt from, Code Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a)	If, at the time a Participant's employment terminates, the Participant is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1

(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology describe in such regulation, then, to the extent necessary to avoid the imposition of the tax described in Code Section 409A(a)(1)(B)(i), all or a portion of any amounts payable under this Plan (and the Awards granted hereunder) on account of such termination of employment that would (but for this provision) be payable within 6 months following the date of termination shall instead be paid in a lump sum on the first day of the seventh month following the date on which the Participant's employment terminates or, if earlier, upon the Participant's death; and

(b)
a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of amounts which are subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein, and, for purposes of any such provision of this Plan, references to “terminate,” “termination,” “termination of employment” and like terms shall mean separation from service.

11.12    Survival of Provisions. Termination of the Plan shall not be deemed to terminate Sections 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7, 11.8 and 11.9.
11.13    Successors and Assigns. Unless earlier terminated by the Compensation Committee under Section 9.1 this Plan shall be binding on Company’s successors and assigns.
11.14    Governing Document. The Plan shall be the governing document regarding interpretation of the Plan and in the event of any inconsistency between the Plan or any other document, the terms of the Plan shall govern.

ADDENDUM
TO
T-MOBILE USA, INC.
2011 LONG-TERM INCENTIVE PLAN

Effective upon the consummation on April 30, 2013 of the transactions contemplated by the Business Combination Agreement dated October 3, 2012, by and among Deutsche Telekom AG ("Deutsche Telekom"), T-Mobile Global Zwischenholding GmbH, a direct wholly-owned subsidiary of Deutsche Telekom ("Global"), T-Mobile Global Holding GmbH, a direct wholly-owned subsidiary of Global ("Holding"), T-Mobile USA, Inc., a direct wholly-owned subsidiary of Holding, and MetroPCS Communications, Inc., the T-Mobile USA, Inc. 2011 Long-Term Incentive Plan (the "Plan") and all awards outstanding under the Plan on April 30, 2013 were modified to provide that all such awards will continue to vest as scheduled, with both Tranche Vesting and Cliff Vesting (as those terms are defined in the Plan) components of the awards to be payable at target (100%) upon completion of the applicable performance periods provided the participant remains continuously employed by T-Mobile US, Inc. through the date of payment as set forth in the Plan.